EXHIBIT 10.1

Contractual Joint Venture Agreement

This Contractual Joint Venture Agreement (the “Agreement”) is by and between the parties listed below.

Effective Date of the Agreement: March 23, 2017.

Parties:

Vyripharm Enterprises, L.L.C., a.k.a. Vyripharm Biopharmaceutical: (hereinafter “Vyripharm”). Address: 2450 Holcombe Blvd., Suite 230, Houston, Texas 77021.

Alamo CBD, LLC, and its affiliates: (hereinafter “Alamo CBD”). Address: PO Box #581, Schertz, Texas 77154.

Indoor Harvest Corp, a.ka. Indoor Harvest: (hereinafter "Indoor Harvest"). Address: 5300 East Freeway, Suite A, Houston, Texas 77020.

Vyripharm , Alamo CBD and Indoor Harvest are hereinafter, collectively, referred to as the “Parties” or “Joint Venturers”, and, individually, as a “Party” or “Joint Venturer”.

Purpose of This Agreement: The purpose of this Agreement is to establish a joint venture between the Parties (the “Joint Venture”):

Recitals

WHEREAS, each Party has agreed to participate in an unincorporated joint venture to carry out the business purposes set forth in this Agreement including the Joint Venture Summary and Supplement;

WHEREAS, the Parties propose to commit capital moneys and regulate their mutual rights and liabilities as participating parties, as well as the management and business activity of the Joint Venture, upon and subject to the provisions of this Agreement;

WHEREAS, Vyripharm has reformulated the use of its In-Situ Hydrogel, N4 Technology and Oligosaccharide (Dual Agent) Technology (collectively, the “Vyripharm Technologies”) to develop applications in combination with medical cannabinoids for nuclear imaging and therapy for neurologic disorders including, but not limited to, post-traumatic stress disorder ("PTSD"), chronic pain, epilepsy and other acute/chronic disorders, such as cancer, metabolic disorders, and microbiome;

WHEREAS, the Vyripharm Technologies have extensive patent protection;

WHEREAS, Vyripharm is working on preparing new patent applications to protect its novel compounds that focus on medical cannabinoids (synthetic/natural);

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WHEREAS, Vyripharm has entered into sponsored research agreements with the University of Texas Medical Branch Galveston, The University of Texas Health Science Center at Houston – Institute of Molecular Medicine and The University of Texas M.D. Anderson Cancer Center;

WHEREAS, there is also an agreement between Vyripharm and the National Institute of Drug Abuse, together with pending agreements with Baylor College of Medicine and the VA Hospital in Houston, Texas which the Parties expect will enhance the purposes of the Joint Venture;

WHEREAS, Indoor Harvest has developed patent pending cannabis cultivation technology to be used in the Joint Venture to develop specific intellectual property and research into the development of specific chemical expression profiles and will provide Design-Build services to Alamo CBD in the construction of its cannabis oil production facility under the Texas Compassionate Use Program.

WHEREAS, Alamo CBD proposes to provide to Vyripharm, as may be permitted by law and prospective licensure with appropriate state and federal agencies, medical grade cannabis oil/product;

WHEREAS, on January 3, 2017, Alamo CBD and Indoor Harvest, Corp (“IHI”) announced their intent to form a combination of their cannabis related assets for the purpose of exploiting the rapid growth in medical cannabis;

WHEREAS, the proposed combination between Alamo CBD and IHI will require certain conditions precedent to take place including shareholder approval and the separation by IHI of its agriculture related assets in vertical farming;

WHEREAS, in the event that the combination between Alamo CBD and IHI does not take place Alamo CBD and IHI wish to explore opportunities to joint venture as individual entities, within the Joint Venture group to help enhance the Joint Venturers’ operational ability and physical facility development to accommodate the research and development related to the purpose of the Joint Venture; and

WHEREAS, The Joint Venturers confirm to one another that they are in agreement with, and will comply with the statements made in the document entitled “Confirmation of No Illegal Purpose”, attached hereto as Exhibit “A”, it is

NOW, THEREFORE, AGREED BY THE PARTIES, as follows:

1.	Business of the Joint Venture: The Parties hereby establish a contractual Joint Venture to:

a.	Enhance the ability of Alamo CBD to apply for and obtain licensure, or a permit, as the case may be:

i.	In Texas, pursuant to the Texas Compassionate Use Act, as may be amended;

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ii.	In Colorado, pursuant to recent Colorado legislation permitting foreign ownership of entities that grow and/or dispense marijuana products for medical and/or consumer use; and

iii.	Pursuant to recent United States Drug Enforcement Administration regulations which expand the opportunities for entities providing research involving marijuana and its chemical constituents, as referenced in 21 U.S.C. 822(a)(1) and 21 U.S.C. 823(a), et. seq.

b.	Establish Alamo CBD as a supplier of a variety of medical use cannabis oil to Vyripharm for Vyripharm’s use in conducting research and development to create novel pharmaceutical and radiopharmaceutical compounds designed to image and treat certain debilitating diseases including, but not limited to epilepsy, post-traumatic stress disorder, Alzheimer’s, ALS, and other neurodegenerative diseases.

c.	Establish IHI as the project developer and engineering, procurement and construction group, in which IHI is responsible for costs and efforts related to Alamo CBD's efforts to become licensed under the Texas Compassionate Use Act and to meet its obligations under this Joint Venture agreement.

2.	Term: The “Initial Term” of the Joint Venture shall be five (5) years following the Effective Date. This Agreement may be extended beyond the Initial Term by mutual consent of the Parties.

3.	Contractual Relationship: The Joint Venture is a contractual Joint Venture. Each Party acts in the capacity of an independent contractor in the performance of this Agreement or any liability under this Agreement. This Agreement does not create, and must not be construed to create, an express or implied relationship between the Parties in respect to: (i) employment; (ii) principal and agency; or (iii) partnership.

4.	Contractual Freedom: This Agreement does not prohibit any Party from executing any agreement with any third person relating to any business activity, project or joint venture, whether in the nature of or similar to the Joint Venture or otherwise, as decided by that Party, subject to compliance with any liability of that Party under any other provision of this Agreement.

5.	Consideration and Costs of Operation: IHI shall contribute a total of $5,000,000 on the basis of $1,000,000 per year for each of the first five (5) years of the Initial Term. The first payment of $1,000,000 shall be paid to Vyripharm as set forth in Note 1, below no later than four (4) days following the Effective Date, and the remaining four (4) annual payments shall be paid by IHI to Vyripharm on each of the following one (1) year anniversaries of the Effective Date. If IHI should fail to timely pay the initial $1,000,000 as set forth above, this Agreement shall terminate and neither Party shall have further obligation to the other. If IHI should fail to pay the second $1,000,000 payment within thirty (30) days following the second anniversary of the Effective Date, then this Agreement shall terminate and Alamo CBD shall forfeit four-fifths (4/5) of its revenue share as set forth in Paragraph 7 from any product that has been developed or is subsequently developed by Vyripharm which uses cannabis oil or processes supplied to Vyripharm by IHI. If IHI should fail to pay the third $1,000,000 payment within thirty (30) days following the third anniversary of the Effective Date, then this Agreement shall terminate and IHI shall forfeit three-fifths (3/5) of its revenue share as set forth in Paragraph 7 from any product that has been developed or is subsequently developed by Vyripharm which uses medical cannabis oil or processes supplied to Vyripharm by IHI. If IHI should fail to pay the fourth $1,000,000 payment within thirty (30) days following the fourth anniversary of the Effective Date, then this Agreement shall terminate and IHI shall forfeit four-fifths (2/5) of its revenue share as set forth in Paragraph 7 from any product that has been developed or is subsequently developed by Vyripharm which uses medical cannabis oil or processes supplied to Vyripharm by IHI. If IHI should fail to pay the fifth $1,000,000 payment within thirty (30) days following the fifth anniversary of the Effective Date, then this Agreement shall terminate and IHI shall forfeit one-fifth (1/5) of its revenue share as set forth in Paragraph 7 from any product that has been developed or is subsequently developed by Vyripharm which uses medical cannabis oil or processes supplied to Vyripharm by IHI. With the exception of cost sharing for the filing of, prosecuting and maintaining any joint patent applications pursuant to Paragraph 6 of this Agreement, and unless the Parties mutually agree, IHI shall have no further financial obligations under this Agreement during the Initial Term. The Parties shall otherwise bear their own costs in carrying out their respective responsibilities under this Agreement.

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6.	Note1: Due to the Fees and schedule that Vyripharm must attained with the institutions in the TMC the only pay out structure that we can approve is the following: The first $1,000,000 shall be paid as follow: Option 1) Upfront all the $1,000,000.00 for the year if excess funds are raised (Over the $10,250,000), Option 2) 5% of funds up to $10,250,000, which are raised from presentations to investors in which Vyripharm participates; Option 3) if less than $10,250,000 is raised in 2017, then IHI will/should make a $250,000 down payment to Vyripharm, and pay another $250,000 at the end of the 2nd quarter of 2017. If IHI does not have the funds to pay another $250,000 in the 3rd quarter of 2017, then that payment can be pushed back to the 4th quarter with the final payment of $500,000 owed to Vyripharm in or at the end of the 4th quarter of 2017.

7.	Intellectual Property: Vyripharm believes it is possible to create new intellectual property utilizing its proprietary platform technologies in conjunction with Alamo CBD’s strains of medical cannabinoil and IHI's patent pending high pressure aeroponic system. Any patent application that is originated by Vyripharm that specifically uses Alamo CBD’s cannabis oil, or IHI's aeroponic process, as licensed to Alamo CBD, as part of the invention shall list Alamo CBD and IHI as additional inventors. The cost to prepare and file, prosecute and maintain any such patent application, shall be shared between Vyripharm and Alamo CBD 85%/15% unless the combination between Alamo CBD and IHI is not consummated, at which time Vyripharm, Alamo CBD and IHI will shares costs 85%/7.5%/7.5% respectively. Vyripharm shall invoice Alamo CBD and IHI for its share of the patent costs. Each invoice shall contain support justifying the request for payment which often will be in the form of copies of invoices from the patent lawyers working the patent case or proof of payment of fees paid to the United States Patent and Trademark Office and similar agency offices in countries outside the United States to the extent Patent applications are filed outside the United States. If Alamo CBD or IHI should fail to pay its obligation on any invoice when due in accordance with its terms and is not able to work out an arrangement with Vyripharm concerning such failure to pay the invoice, Alamo CBD and IHI shall forfeit its ownership interest in such patent or pending patent application and forthwith execute an assignment of its interest in such patent or patent application to Vyripharm.

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7a.	Accounting Sharing: Vyripharm shall hire an independent contractor, an account management firm to managed The Joint Venture Project. This will be an 85%/15% shared cost.

7b.	Revenue Sharing: Vyripharm shall share all revenue from the licensure or the sale of any product developed by Vyripharm which utilizes medical cannabis oil or processes supplied by Alamo CBD and IHI under this Agreement. All such revenue shall be shared between Vyripharm and Alamo CBD 85%/15% respectively, unless the combination with Alamo CBD and IHI is not consummated, in such case revenue shall be shared 85%/7.5%/7.5% respectively. Once Vyripharm begins receiving revenue under this Paragraph 7, it shall make the appropriate distributions to Alamo CBD and IHI on a calendar quarterly basis thereafter. Each distribution shall be made by Vyripharm to Alamo CBD and IHI within fifteen (15) days following the last day of each calendar quarter.

8.	Management Committee: Vyripharm shall appoint two (2) members to the “Management Committee” and Alamo shall appoint one (1) member to the Management Committee. For Vyripharm, Jerry Bryant shall be the Chairman of the Management Committee unless Mr. Bryant should elect to appoint the second Vyripharm member as the Chairman. The Management Committee shall meet in person two (2) times each year and telephonically two (2) times each year. Meetings shall take place quarterly and in-person meeting shall occur every other meeting. If Alamo CBD wishes to add items to the meeting agenda, then Alamo CBD shall submit such changes to Vyripharm within one (1) week of receiving Vyripharm’s proposed agenda. The purpose of each meeting is to summarize activities during the previous quarter regarding the Joint Venture and address projected work for the next quarter. The Parties shall endeavor, in good faith, to reach consensus regarding work planned for the following quarter in deference to achieving the goals of the Joint Venture. If agreement cannot be reached, then the decision of the Chairman shall be conclusive regarding the matter requiring decision.

9.	Exclusivity: During the term of the Joint Venture, the Parties agree to work exclusively with one another with respect to any purpose related, directly or in directly, to the purpose of the Joint Venture.

10.	Confidentiality: The Parties acknowledge and agree that this Agreement is not for distribution to any third-party who does not execute a confidentiality and non-disclosure agreement in a form acceptable to the Joint Venturers. Furthermore, the Parties acknowledge and agree that each Party possesses and handles information that such Party deems confidential. Each Party shall therefore identify to the other Party such information that the disclosing Party considers confidential. It shall be incumbent on the other Party to use all reasonable means to safeguard the confidentiality of such information to at least the extent that it would safeguard its own confidential information.

11.	Press Releases: The Parties agree that no information release to the news press regarding the Joint Venture and its business shall be made unless the Parties have acknowledged approval of the press release.

12.	Compliance with Law: The Parties acknowledge the importance of maintaining full compliance with State and Federal law regarding the growing, harvesting, distributing, storing, and handling medical cannabis for research in keeping with the objectives of the Joint Venture. To that end, the Parties shall comply, to the fullest extent possible with all State and Federal rules, regulations and laws as they may apply to medical cannabis.

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Miscellaneous Provisions:

a.	Venue and Applicable Law: If any dispute arises between the Parties with respect to the enforcement, interpretation or construction of this Agreement (a “Dispute”), the Parties agree that (a) the sole and exclusive venue for any such Dispute shall be in Bexar County, Texas, and (b) the applicable law shall be the law of the State of Texas without reference to its choice of law or conflict of law principles.

i.	Mediation. The Parties agree that, as a condition to arbitration, they will engage in at least one day of mediation, with a mutually agreed mediator, the cost of which shall be shared 50-50 by the Parties. If the Parties cannot agree on the selection of a mediator, the selection shall be made by the Presiding Judge of the Third Judicial Administrative District of the State of Texas upon application.

ii.	Arbitration and Recovery of Expenses and Attorney’s Fees. In the event of any Dispute, the Parties agree to subject themselves exclusively and irrevocably to dispute resolution by arbitration before a panel of one arbitrator associated with Conflict Solutions of Texas LLC (http://www.csoftx.com, 6223 IH-10 West, San Antonio, Texas 78201), and according to the rules of arbitration of Conflict Solutions of Texas LLC. The cost of such arbitration shall be split 50-50 between the Parties. The Parties shall select the arbitrator by mutual agreement. If the Parties cannot agree on the selection of an arbitrator, the selection shall be made by request of either Party to the Presiding Judge of the Third Judicial Administrative District who shall make the appointment. The Parties agree that the sole and exclusive venue for any dispute shall be in Bexar County, Texas. The prevailing party in any arbitration shall be entitled to recover its reasonable costs and expenses, including reasonable expert witness and attorney’s fees. If the Parties cannot agree on the selection of an arbitrator from the list of arbitrators provided by Conflict Solutions of Texas LLC, the selection shall be made by Conflict Solutions of Texas LLC.

b.	Complete Agreement, No Oral Changes, No Previous Inducements or Duress: This Agreement constitutes the entire agreement between the Parties. This Agreement supersedes all prior communications, promises, representations, inducements or agreements between the Parties, oral or written, related to the subject matter of this Agreement.

c.	Amendment, Waiver of Any Claim of Oral Agreements: As part of the specific consideration given by each Party for this Agreement:

i.	The Parties agree that any amendment, modification, rescission of, or any change to this Agreement (collectively, an “Amendment to the Agreement”) is valid only if such Amendment to the Agreement is made in writing in a document signed by each Party or signed by a duly authorized representative of such Party as may be a business organization.

ii.	The Parties agree that any purported oral Amendment to the Agreement that is made, or alleged to be made, by any or all, Parties, is invalid.

iii.	The Parties agree to waive any argument, claim or defense that any oral Amendment to the Agreement is valid or effective in any way.

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d.	No Reliance on Prior Inducements: The Parties acknowledge to one another, and agree, that neither of them has entered into, or signed, this Agreement as a result of any promise, representation or inducement made by any person, other than as stated in this Agreement (collectively an “Inducement”), and the Parties hereby agree that they have not relied on any Inducement and waive any claim, argument or defense that there has been any such Inducement.

e.	No Handicap, Disability or Duress: The Parties mutually represent and warrant to one another that:

i.	They are under no disability, handicap or impairment of any kind and that they execute this Agreement of their own free will, and

f.	They are under no duress, nor any undue influence from any person or circumstance, in connection with entering into and executing this Agreement. Assumption of Risk: The Parties hereto acknowledge that there is a risk that subsequent to the execution of this Agreement they may discover, incur or suffer from, unknown or unanticipated claims which arise from, are based upon, or are related to the acts, facts, transactions or occurrences described above and which, if known by them on the date this Agreement was executed, may have materially affected their decision to execute this Agreement (collectively, the “Unanticipated Claims”). The Parties hereto acknowledge that they are assuming the risk of the Unanticipated Claims and agree that this Agreement applies to all Unanticipated Claims. Conditioned upon compliance with all the other terms of this Agreement, the Parties hereto expressly waive the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in its favor at the time of executing the release, which if known to the Party, would have materially affected the Party’s decision to settle with, or to release claims against any other Party.

g.	Risk of Mistakes: In entering and making this Agreement, the Parties assume the risk of any mistake of law or fact. If the Parties should later discover that any fact they relied upon in entering this Agreement is not true or that their understanding of the facts or law was incorrect, no Party shall be entitled to seek rescission of this Agreement by reason thereof. This Agreement is intended to be final and binding upon the parties regardless of any mistake of fact or law.

h.	Benefit of Agreement: The Parties agree that this Agreement inures to their benefit, and to the benefit of their heirs, successors, representatives and assigns.

i.	Gender and Number: When the context requires, singular nouns and pronouns include the plural. The feminine, masculine and neuter genders refer to one another as is reasonably required by the context.

j.	Headings: The headings and captions in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

k.	Confirmation Of No Illegal Purpose. Each Party agrees to execute an individual copy of the document titled “Confirmation Of No Illegal Purpose”, attached hereto as Exhibit “A”, which shall become an integral part of this Agreement

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l.	Notice. Where official notice is required, notice to the other Party shall be deemed given if sent via (1) electronic email with receipt confirmation, or (2) first class mail with return receipt.

If to Vyripharm Enterprises, LLC:

Address: 2450 Holcombe Blvd., Suite 230, Houston, Texas 77021.

Email Address: jerry.bryant@vyripharm.com

Phone: 832-549-9612

Email Address: elias.jackson@vyripharm.com

If to Alamo CBD, LLC:

Address: PO Box #581, Schertz, Texas 77154

Email Address: lang@alamocbd.com

Phone: 210-878-7011

If to Indoor Harvest Corp

Address: 5300 East Freeway, Suite A, Houston, Texas 77020

Email Address: ccsykes@indoorharvest.com

Phone: 713-410-7903

The Parties to this Agreement have, read, understood and agreed to all of the terms of this Agreement, and understand that they have the right and opportunity to review this Agreement with the counsel of their choice and have either done so or have waived that right.

Vyripharm Enterprises, LLC

By:
Name:	Jerry Bryant
Title:	President
Date:

Alamo CBD, LLC

By:
Name:	Dr. Lang Coleman
Title:	Manager
Date:

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Indoor Harvest Corp

By:
Name:	Chad Sykes
Title:	CINO
Date:

Exhibit “A”

Confirmation of No Illegal Purpose

By executing this Confirmation of No Illegal Purpose (the “Confirmation”), the undersigned acknowledges, agrees and confirms to Vyripharm Enterprises, L.L.C.: (“Vyripharm”) Alamo CBD, LLC (“Alamo CBD”) and Indoor Harvest Corp ("Indoor Harvest"), and to all other third-parties who/which execute this Confirmation, that:

(a) The undersigned acknowledges and agrees that it is the undersigned’s understanding that it is the specific purpose and intention of the undersigned, Vyripharm, Alamo CBD and Indoor Harvest, and the purpose and intention of the Joint Venture Agreement by and between Vyripharm, Alamo CBD and Indoor Harvest (the “Joint Venture Agreement”), and the purpose and intention of any agreement by and between the undersigned, Vyripharm, Alamo CBD, Indoor Harvest and any person or entity who executes this Confirmation, or a similar confirmation (a “Third-Party Agreement”), to fully comply with all state and federal law, and any laws or regulations applicable to the Joint Venture Agreement or any Third-Party Agreement, the purpose of such agreements, and

(b) Any reference in the Joint Venture Agreement or any Third-Party Agreement to any activity or conduct which is not in compliance with any law or regulation is intended, and is, and shall be construed, as a reference to activity or conduct in which the Parties may engage once such activities and/or conduct are permissible under law and all applicable regulations, and after all relevant parties have obtained such permits and/or licenses which permit them to engage in such activities or conduct.

By signing below, the undersigned agrees that it has reviewed any relevant agreements with the attorneys of the undersigned’s choice, or has waived that right, and that the undersigned has read and understood all the terms of any relevant agreements.

AGREED:

Entity or Person: Alamo CBD		Entity or Person: Indoor Harvest Corp

By:		By:
Name:	Lang Coleman	Name:	Chad Sykes
Title	CEO	Title	CINO
Date:		Date:

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